Exhibit 3.55

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORBITZ, INC.

The undersigned, Eric J. Bock, certifies that he is the Executive Vice President and Secretary of Orbitz, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)           The name of the Corporation is Orbitz, Inc.

(2)           The name under which the Corporation was originally incorporated was DUNC, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 4, 2000.

(3)           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(4)           The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

FIRST:  The name of the Corporation is Orbitz, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suits 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each having a par value of $.01.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: The following provisions are inserted for the indemnification of certain persons covered by the Corporation:

(1)  RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any officer or director of the Corporation prior to November 12, 2004 (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a Person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of an Affiliate or another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article EIGHTH, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

(2)  PREPAYMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article EIGHTH or otherwise.

(3)  CLAIMS, If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article EIGHTH is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(4)  NONEXCLUSIVITY OF RIGHTS. The rights conferred on any Covered Person by this Article EIGHTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5)  OTHER SOURCES. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Affiliate or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

(6)  AMENDMENT OR REPEAL. Any repeal or modification of the foregoing provision of this Article EIGHTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(7)  OTHER INDEMNIFICATION AND PREPAYMENT OF EXPENSES. This Article EIGHTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by a majority of the entire Board of Directors (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board of Directors (without regard to vacancies); provided, however, that, to the extent required by law, any payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article EIGHTH or otherwise.

(8)  To the extent any approval of the Corporation is required under Delaware law with respect to indemnification of, or advancement of expenses to, a Covered Person or other person, such approval may only be granted by a majority of the entire Board of Directors (without regard to vacancies) or by the action of a committee of the Board or designated officers of the Corporation established by or designated in resolutions approved by a majority of the entire Board of Directors (without regard to vacancies).

(9)  Notwithstanding anything to the contrary in this Certificate of Incorporation or the By-Laws of the Corporation, (a) the provisions of this

Article EIGHTH will apply to Covered Persons for a period ending on November 12, 2010 and (b) the Corporation shall indemnify persons other than Covered Persons as and to the extent provided in the By-Laws of the Corporation.

IN WITNESS WHEREOF, Orbitz, Inc. has caused this Certificate to be duly executed in its corporate name this 17th day of November 2004.

ORBITZ, INC.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Executive Vice President Secretary